Exhibit 4.3

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND, EXCEPT PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT TO PURCHASE STOCK

Corporation:	SERES HEALTH, INC., a Delaware corporation
Number of Shares:	92,127 (subject to adjustment as provided below)
Class of Stock:	Series A-2 Preferred Stock, par value $0.001 per share (subject to adjustment as provided below)
Warrant Price:	$1.78 per share (subject to adjustment as provided below)
Issue Date:	September , 2013
Expiration Date:	September , 2023 (Subject to Section 5.1)

THIS WARRANT TO PURCHASE STOCK (THIS “WARRANT”) CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, COMERICA BANK, a Texas banking association, or its assignee (“Holder”), is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of SERES HEALTH, INC., a Delaware corporation (the “Company”) at the initial exercise price per Share (the “Warrant Price”), all as set forth above and as adjusted from time to time pursuant to the terms of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant. This Warrant is issued in connection with that certain Loan and Security Agreement, dated as September     , 2013, by and between COMERICA BANK (“Bank”) and the Company, as amended, modified, supplemented or restated from time to time (the “Loan Agreement”).

ARTICLE 1

EXERCISE

1.1 Method of Exercise. Holder may exercise this Warrant by a duly executed Notice of Exercise in substantially the form attached as Appendix I to the principal office of the Company (or such other appropriate location as Holder is so instructed by the Company). Holder shall also deliver to the Company a check, wire transfer (to an account designated by the Company) or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2 [Intentionally Omitted.]

1.3 Delivery of Certificate and New Warrant. Within 30 days after Holder exercises this Warrant and the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised and has not expired, a new warrant representing the Shares not so acquired.

1.4 Replacement of Warrants. In the case of loss, theft or destruction of this Warrant, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.5 Acquisition of the Company.

1.5.1 “Acquisition.” For the purpose of this Warrant, “Acquisition” means (a) any sale, lease, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company by means of any transaction or series of related transactions, or (b) any reorganization, consolidation, acquisition, merger, sale of the voting securities of the Company or any other transaction or series of related transactions where the holders of the Company’s outstanding voting securities before the transaction or series of related transactions beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction or series of related transactions (other than as the result of a bona fide equity financing exclusively for capital raising purposes in which the Company sells and issues equity securities to venture capital investors and is the surviving and continuing entity in such transaction). For the sake of clarity, an Acquisition shall include the Parent Holding Company Acquisition, as that term is defined in the Loan Agreement.

1.5.2 Treatment of Warrant in the Event of an Acquisition. The Company shall give Holder written notice at least 20 days prior to the closing of any proposed Acquisition. The Company will use commercially reasonable efforts to cause (i) the acquirer of the Company, (ii) successor or surviving entity or (iii) parent entity in an Acquisition (the “Acquirer”) to assume this Warrant as a part of the Acquisition. Notwithstanding the foregoing or anything else to the contrary herein, this Warrant shall be assumed by the Acquirer in any Parent Holding Company Acquisition.

(a) If the Acquirer assumes this Warrant, then this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing of the Acquisition. The Warrant Price shall be adjusted accordingly, and the Warrant Price and number and class of Shares shall continue to be subject to adjustment from time to time in accordance with the provisions hereof.

(b) If the Acquirer refuses to assume this Warrant in connection with the Acquisition, the Company shall give Holder an additional written notice at least ten (10) days prior to the closing of the Acquisition of such fact (the “Non-Assumption Notice”). In such event, notwithstanding any other provision of this Warrant to the contrary, Holder may immediately exercise this Warrant in the manner specified in this Warrant with such exercise effective immediately prior to closing of the Acquisition. If the Company has provided a Non-Assumption Notice and Holder elects not to exercise this Warrant, then this Warrant will terminate immediately prior to the later of (1) five (5) business days after Holder’s receipt of the Non-Assumption Notice, and (2) the closing of the Acquisition. Notwithstanding any other provision of this Warrant to the contrary if the Acquirer refuses to assume this Warrant in connection with such Acquisition, other than in connection with an Excluded Acquisition (as defined below), then effective automatically as of the date that is ten (10) days prior to the closing of such Acquisition, Holder shall have the option to elect to put this Warrant to the Company for cash in an amount equal to (x) a per Share amount equal to the difference between the Acquisition consideration payable for one Share and the Warrant Price, times (y) the number of Shares for which this Warrant is then exercisable. Holder’s exercise of the put right may be conditioned on the closing of the Acquisition. As used herein, an “Excluded Acquisition” means, an Acquisition where the consideration that the holders of the Shares are entitled to receive on account of the Shares consists entirely of cash and/or shares of common stock that are publicly traded and listed on a national exchange and where the shares, if any, receivable by Holder of this Warrant were Holder to exercise this Warrant in full immediately prior to the closing of such Acquisition may be publicly re-sold by Holder in their entirety within the three (3) months following such closing pursuant to Rule 144 or an effective registration statement under the Act.

ARTICLE 2

ADJUSTMENTS TO THE SHARES

2.1 Stock Dividends, Etc. If the Company declares or pays a dividend on the Shares payable in additional Shares or other securities, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred.

2.2 Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Certificate of Incorporation upon the closing of a registered public offering of the Company’s common stock. The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property. The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price, the number of securities or property issuable upon exercise of the new warrant and expiration date. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3 Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification, reverse split or otherwise, into a lesser number of Shares, the Warrant Price shall be proportionately increased and the Number of Shares issuable under this Warrant shall be proportionately decreased. If the outstanding Shares are subdivided, split or multiplied, by reclassification, a stock dividend resulting in the issuance of additional Shares or otherwise, into a greater number of Shares, the Warrant Price shall be proportionately decreased and the Number of Shares issuable under this Warrant shall be proportionately increased.

2.4 Adjustments for Diluting Issuances. In the event of the issuance by the Company, after the Issue Date of this Warrant, of securities at a price per share less than the Warrant Price that would trigger an anti-dilution adjustment with respect to the Shares in accordance with the Company’s Certificate of Incorporation and that is not otherwise waived in accordance with the Company’s Certificate of Incorporation (a “Diluting Issuance”), then the number of shares of common stock issuable upon conversion of the Shares issuable upon exercise of this Warrant shall be adjusted, if applicable, in accordance with those provisions of the Company’s Restated Certificate of Incorporation, a copy of which is attached hereto as Exhibit B, which apply to Diluting Issuances as if the Shares issuable upon exercise of this Warrant were outstanding on the date of such Diluting Issuance. The provisions set forth for the Shares in the Company’s Certificate of Incorporation relating to the above in effect as of the Issue Date may not be amended, modified or waived, without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification or waiver affects the rights associated with all other shares of the same series and class as the Shares granted to Holder. Under no circumstances shall the aggregate Warrant Price payable by Holder upon exercise of this Warrant increase as a result of any adjustment arising from a Diluting Issuance. For the avoidance of doubt, there shall be no duplicate antidilution adjustment pursuant to this Section 2.4 and the Company’s Certificate of Incorporation.

2.5 No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article 2 against impairment.

2.6 Certificate as to Adjustments. Upon each adjustment of the Warrant Price and/or the Number of Shares, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate signed by its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

2.7 Fractional Shares. No fractional Shares shall be issuable upon exercise of this Warrant and the Number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise of this Warrant, the Company shall eliminate such fractional share interest by paying Holder an amount computed by multiplying the fractional interest by the fair market value, as determined by the Company’s Board of Directors, of a full Share.

ARTICLE 3

REPRESENTATIONS AND COVENANTS OF THE COMPANY

3.1 Representations and Warranties. The Company hereby represents and warrants to, and agrees with, Holder as follows:

3.1.1 The initial Warrant Price referenced on the first page of this Warrant is not greater than the lowest price per share at which the Company has sold Shares as of the Issue Date.

3.1.2 All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of such Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein, under Section 2.12 of the Investors Rights Agreement (as defined below) or under applicable federal and state securities laws.

3.1.3 The Company’s capitalization table delivered to Holder as of the Issue Date is true and complete as of the Issue Date.

3.1.4 As of the Issue Date, the Number of Shares specified on the first page of this Warrant represents at least one-half of one percent (0.5%) of the outstanding equity securities of the Company, calculated on a fully-diluted basis (assuming the conversion of all outstanding convertible securities and the exercise of all outstanding options and warrants).

3.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of stock; or (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder (1) at least 10 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and (2) in the case of the matters referred to in (c) and (d) above at least 10 days prior written notice of the date when the same will take place (and specifying the date on which the holders of stock will be entitled to exchange their stock for securities or other property deliverable upon the occurrence of such event). Upon request, the Company shall provide Holder with such information reasonably necessary for Holder to evaluate its rights as a holder of this Warrant or Shares in the case of matters referred to (a), (b), (c) and (d) herein above.

3.3 Information Rights. So long as Holder holds this Warrant and/or any of the Shares, the Company shall deliver to Holder, upon Holder’s reasonable request (a) promptly after mailing, copies of all communications, information and/or communiqués to the stockholders of the Company, (b) within one hundred eighty (180) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (c) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements; provided, however, the Company shall not be required to provide the foregoing so long as it has similar reporting obligations under a loan and security agreement with Comerica Bank or following its initial public offering of equity securities pursuant to an effective registration statement under the Act. In addition, and without limiting the generality of the foregoing, so long as Holder holds this Warrant and/or any of the Shares, the Company shall afford to Holder the same access to information concerning the Company and its business and financial condition as would be afforded to a holder of the class of Shares under applicable state law and/or any agreement with any holder of the class of Shares.

3.4 Registration Under the Act. The Company shall execute, and cause the requisite stockholders of the Company to execute, an amendment and joinder in the form attached hereto as Exhibit A (the “Amendment to IRA”) to that certain Amended and Restated Investors’ Rights Agreement by and among the Company and its investors dated as of November 27, 2012, as amended from time to time (the “Investors’ Rights Agreement”), a copy of which is attached hereto as Exhibit C, and upon execution of the Amendment to IRA, the common stock of the Company issuable upon conversion of the Shares issuable upon exercise of this Warrant, shall be deemed “Registrable Securities” and otherwise entitled to “piggy back” and “S-3” registration rights in accordance with the terms of the Investors’ Rights Agreement, as amended by the IRA Amendment. The Company agrees that no amendments, waivers or modifications will be made to the Investors’ Rights Agreement which would have an adverse impact on Holder’s registration rights under this provision unless such amendment, waiver or modification affects the rights associated with the Shares in the same manner as such amendment, modification, or waiver affects the rights associated with all other shares of the same series and class as the Shares granted to Holder.

ARTICLE 4

INVESTMENT REPRESENTATIONS AND COVENANTS

With respect to the acquisition of this Warrant and any of the Shares issuable upon exercise of this Warrant, Holder hereby represents and warrants to, and agrees with, the Company as follows:

4.1 Purchase Entirely for Own Account. This Warrant is issued to Holder in reliance upon Holder’s representation to the Company that this Warrant and the Shares issuable upon exercise of this Warrant (and the shares of common stock issuable upon conversion of such Shares) will be acquired for investment for Holder’s, or its affiliate’s, own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof other than to an affiliate, and that Holder has no present intention of selling, granting any participation in, or otherwise distributing the same other than to an affiliate. By executing this Warrant, Holder further represents that Holder does not have any contract, undertaking, agreement or arrangement with any person, other than an affiliate, to sell, transfer or grant participations to such person or to any third person with respect to this Warrant, the Shares issuable upon exercise of this Warrant or any shares of common stock issuable upon conversion of such Shares.

4.2 Reliance upon Holder’s Representations. Holder understands that this Warrant and the Shares issuable upon exercise of this Warrant are not registered under the Act on the ground that the issuance of such securities is exempt from registration under the Act, and that the Company’s reliance on such exemption is predicated on Holder’s representations set forth herein.

4.3 Accredited Investor Status. Holder represents to the Company that Holder is an Accredited Investor (as defined in the Act).

4.4 Restricted Securities. Holder understands that this Warrant and the Shares issuable upon exercise of this Warrant are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such federal securities laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances.

ARTICLE 5

MISCELLANEOUS

5.1 Term; Exercise Upon Expiration. This Warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above; provided, however, that if the Company completes its initial public offering within the two-year period immediately prior to the Expiration Date, the Expiration Date shall automatically be extended until the earlier of: (a) the second anniversary of the effective date of the Company’s initial public offering, and (b) [August     ], 2025. The Company agrees that Holder may terminate this Warrant, upon notice to the Company, at any time in its sole discretion.

5.2 Legends. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of such Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE

“ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND, EXCEPT PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

5.3 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of such Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee. The Company shall not require Bank or a Bank Affiliate (as defined herein) to provide an opinion of counsel or investment representation letter if the transfer is to Bank’s parent company, Comerica Incorporated (“Comerica”), or any other affiliate of Bank (“Bank Affiliate”).

5.4 Transfer Procedure. After receipt of the executed Warrant, Bank will transfer all of this Warrant to Comerica Ventures Incorporated, a non-banking subsidiary of Comerica and a Bank Affiliate (“Ventures”). Subject to the provisions of Section 5.3, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of such Shares, if any) by giving the Company notice of the portion of this Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable); provided, however, that Holder may transfer all or part of this Warrant to its affiliates, including, without limitation, Ventures, at any time without notice or the delivery of any other instrument to the Company, and such affiliate shall then be entitled to all the rights and subject to the obligations of Holder under this Warrant and any related agreements, and the Company shall cooperate fully in ensuring that any stock issued upon exercise of this Warrant is issued in the name of the affiliate that exercises this Warrant. The terms and conditions of this Warrant shall inure to the benefit of, and be binding upon, the Company and Holders hereof and their respective permitted successors and assigns. In addition, for the sake of clarity, pursuant to the Amendment to IRA, Ventures has agreed to be subject to the requirements of Section 2.12 of the Investors’ Rights Agreement.

5.5 Notices. All notices and other communications from the Company to Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, or sent via a nationally recognized overnight courier service, fee prepaid, or on the first business day after transmission by facsimile, at such address or facsimile number as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time. Effective upon the receipt of executed Warrant and initial transfer described in Section 5.4 above, all notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

Comerica Ventures Incorporated

Attn: Warrant Administrator

1717 Main Street, 5th Floor, MC 6406

Dallas, Texas 75201

Facsimile No.: (214) 462-4459

All notices to the Company shall be addressed as follows:

SERES HEALTH, INC.

161 First Street

Cambridge, MA 02142

Facsimile No.: (617) 868-1115

5.6 Amendments; Waiver. This Warrant and any term hereof may be amended, changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such amendment, change, waiver, discharge or termination is sought.

5.7 Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

5.9 Confidentiality. The Company hereby agrees to keep the terms and conditions of this Warrant confidential provided that the Company may provide copies of this Warrant in connection with third party due diligence in equity financing and acquisition transactions provided that the recipient thereof agrees to keep the terms hereof confidential. Notwithstanding the foregoing confidentiality obligation, the Company may disclose information relating to this Warrant in a registration statement filed with the Securities and Exchange Commission or as required by law, rule, regulation, court order or other legal authority, provided that (i) the Company has given Holder at least ten (10) days’ notice of such required disclosure, and (ii) the Company only discloses information that is required, in the opinion of counsel reasonably satisfactory to Holder, to be disclosed.

5.10 Counterparts. This Warrant may be executed in counterparts, all of which taken together shall constitute one and the same instrument.

[Remainder of Page Left Blank]

IN WITNESS WHEREOF, each of the parties have caused this Warrant to be duly executed by its duly authorized officers as of the first date written above.

SERES HEALTH, INC.

By:	/s/ David Berry

Name:	David Berry

Title:	President

COMERICA BANK

By:	/s/ Jason Pan

Name:	Jason Pan

Title:	Vice President

APPENDIX I

NOTICE OF EXERCISE

1. The undersigned hereby elects to purchase                  shares of the                      stock of SERES HEALTH, INC. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

Comerica Ventures Incorporated

Attn: Warrant Administrator

1717 Main Street, 5th Floor, MC 6406

Dallas, Texas 75201

Facsimile No. (214) 462-4459

3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws, and confirms the representations and warranties set forth in Article 4 of the attached Warrant.

COMERICA VENTURES INCORPORATED or Assignee

(Signature)

(Name and Title)

(Date)

Appendix I

Exhibit A

Form of Amendment to IRA

Exhibit A

Exhibit B

Anti-Dilution Provisions

Amended and Restated Certificate of Incorporation (including all amendments thereto) – ATTACHED HERETO

Exhibit B

Exhibit C

Registration Rights

Amended and Restated Investors’ Rights Agreement (including all amendments thereto) – ATTACHED HERETO

Exhibit C